                                  EXHIBIT 2.2.1

             FIRST AMENDMENT TO AMENDED AND RESTATED STOCK PURCHASE
          AGREEMENT AND AGREEMENT REGARDING EARNOUT AMOUNTS FOR BONUS
                       YEAR 2004 AND INDEMNIFICATION CLAIM

      This FIRST AMENDMENT TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT AND AGREEMENT REGARDING EARNOUT AMOUNTS FOR BONUS YEAR 2004 AND INDEMNIFICATION CLAIM (the "First Amendment") is entered into as of November 10, 2004 by and among Delta Apparel, Inc., a Georgia corporation ("Delta"), M. J. Soffe Co., a North Carolina corporation (the "Company"), and James F. Soffe, John D. Soffe, and Anthony M. Cimaglia (collectively, the "Shareholders").

      WHEREAS, Delta, the Company, and the Shareholders entered into that certain Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 3, 2003, pursuant to which the Shareholders agreed to sell, and Delta agreed to purchase (through a wholly-owned subsidiary of Delta), all of the outstanding shares of capital stock of M.J. Soffe Co.; and

      WHEREAS, Delta, the Company, and the Shareholders desire to amend the definition of EBITDA contained in the Stock Purchase Agreement and to make an adjustment to the EBITDA calculation with respect to Bonus Year 2004 (as such term is defined in the Stock Purchase Agreement); and

      WHEREAS, Delta, the Company, and the Shareholders desire to resolve Delta's claim for indemnification by the Shareholders with respect to the understatement of current accrued liabilities set forth on the Closing Financial Information (as such term is defined in the Stock Purchase Agreement); and

      WHEREAS, capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as given such terms in the Stock Purchase Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delta, the Company, and the Shareholders hereby agree as follows:

      1. The definition of "EBITDA" contained in Exhibit L to the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following, effective as of October 3, 2003:

      "EBITDA means the earnings of the Company (including income received in the Ordinary Course of Business from sources other than sales of inventory) before interest expense and income Taxes, plus depreciation and amortization (including the addition of depreciation expense that is capitalized in inventory owned by the Company on the Closing Date and sold by the Company during the applicable period, but not including any depreciation expense that is capitalized in any other inventory), determined in accordance with GAAP consistently applied and using methodologies that are consistent with those used on the Company's opening balance sheet (which opening balance sheet shall be prepared in accordance with the methodologies set forth on Schedule X attached hereto and made a part hereof)."

      2. Delta hereby agrees that EBITDA with respect to Bonus Year 2004 shall be increased (from the amount it otherwise would have been) by the amount of $26,000 for purposes of calculating the EBITDA Earnout Amount and the Return Rate Earnout Amount with respect to Bonus Year 2004 (together, the "2004 Earnout Amounts").

      3. The Shareholders acknowledge and agree that the current accrued liabilities of M.J. Soffe Co. at Closing, as reflected in the Closing Financial Information, were understated by an amount equal to $1,541,090, as further described in Exhibit A attached hereto, and that such understatement constituted a breach by the Shareholders of Section 8.11 of the Stock Purchase Agreement (the "Breach"). The Shareholders further acknowledge and agree that, pursuant to the terms of the Stock Purchase Agreement, Delta is entitled to assert a Claim for indemnification with respect to the Breach in the amount of $1,541,090 (the "Closing Financial Information Claim"). Pursuant to the terms of the Stock Purchase Agreement, the Shareholders are obligated to indemnify Delta from and against Losses in excess of an aggregate of $600,000 (the "Threshold Amount"). Delta acknowledges and agrees that the Shareholders would be entitled to deduct the Threshold Amount from the amount due and owing to Delta with respect to the Closing Financial Information Claim. However, in consideration of the agreements contained in Sections 1 and 2 of this First Amendment, the Shareholders hereby waive their right to deduct the Threshold Amount from the amount due and owing to Delta with respect to the Closing Financial Information Claim and agree to pay to Delta the amount of $1,541,090 by allowing Delta to offset such amount against the 2004 Earnout Amounts in accordance with Section 4 of this First Amendment.

      4. Each Shareholder hereby agrees that Delta shall deduct the amount of $1,541,090 (the "Agreed Amount") from the 2004 Earnout Amounts to be paid by Delta to the Shareholders pursuant to the Stock Purchase Agreement. The Shareholders hereby also acknowledge that they owe to Delta, in addition to the Agreed Amount, the amount of $512,000 (the "Delta Receivable Amount"). Each Shareholder hereby agrees that, in addition to deducting the Agreed Amount from the 2004 Earnout Amounts to be paid by Delta to the Shareholders pursuant to the Stock Purchase Agreement, Delta shall deduct the Delta Receivable Amount from the 2004 Earnout Amounts to be paid by Delta to the Shareholders pursuant to the Stock Purchase Agreement. Payment of the 2004 Earnout Amounts shall otherwise be made in accordance with the terms and conditions of the Stock Purchase Agreement. Delta agrees that, upon payment by it to the Shareholders of the 2004 Earnout Amounts, reduced by the Agreed Amount and by the Delta Receivable Amount, the Closing Financial Information Claim shall have been satisfied and Delta shall have no further right to assert any Claim under the Stock Purchase Agreement with respect to the Breach. The Shareholders hereby waive any and all claims regarding the deduction of the Agreed Amount or the deduction of the Delta Receivable Amount from the 2004 Earnout Amounts.

      5. Except as expressly set forth above, all terms and conditions of the Stock Purchase Agreement shall remain in full force and effect. In the event of any conflict between the terms and conditions of this First Amendment and any of the terms and conditions of the Stock Purchase Agreement, the terms and conditions of this First Amendment shall control.

      6. This First Amendment shall be governed by, construed, and applied in accordance with the laws of the State of North Carolina, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction. The parties hereto agree to submit any and all matters in dispute or controversy among them concerning the terms and conditions of this First Amendment to non-binding mediation for a period of no more than thirty (30) days. After mediation, each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of North Carolina and, if such court does not have jurisdiction, of the courts of the State of North Carolina in Mecklenburg County, for the purposes of any action arising out of the First Amendment, or the subject matter hereof, brought by any other party. Subject to the foregoing provisions of this Section 6, to the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum,
(iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or
(v) that this First Amendment, or the subject matter hereof, may not be enforced in or by such courts.

      7. This First Amendment and the Stock Purchase Agreement constitute the full and entire understanding and agreement between the parties and supersede any other negotiations, commitments, writings, and agreements, written or oral, with regard to the subject matter hereof.

      8. This First Amendment may not be released, waived, changed, or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto or by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this First Amendment shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this First Amendment or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this First Amendment shall be held to be a waiver of any other or subsequent breach.

      9. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this First Amendment, and this First Amendment shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the date first set forth above.

                                              DELTA:

                                              DELTA APPAREL, INC.

                                              By:_________________________
                                              Name:
                                              Title:

                                              THE COMPANY:

                                              M. J. SOFFE CO.

                                              By:_________________________
                                              Name:
                                              Title:

                                              THE SHAREHOLDERS:

                                              ____________________________
                                              JAMES F. SOFFE

                                              ____________________________
                                              JOHN D. SOFFE

                                              ____________________________
                                              ANTHONY M. CIMAGLIA